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                          PURCHASE AND SALE AGREEMENT
                                [DIRECT PACKAGE]


                                    BETWEEN


                               HS RESOURCES, INC.


                                      AND


                           WESTTIDE INVESTMENTS, LLC



                            DATED: DECEMBER 15, 1997

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
                              TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
1.        Advance and Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
          1.1       Advance of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
          1.2       Purchase and Sale of Rights under Amoco Agreement   . . . . . . . . . . . . . . . . . . . . . . .   1

2.        The Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          2.1       Leases and Wells  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          2.2       Incidental Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

3.        Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

4.        Tax Credit Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

5.        Apportionment of Production, Revenues, Taxes and other Expenses   . . . . . . . . . . . . . . . . . . . . .   4

6.        Buyer's Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          6.1       Existence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          6.2       Power and Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          6.3       Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
          6.4       Execution and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          6.5       Securities Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          6.6       Brokers' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

7.        Seller's Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          7.1       Existence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          7.2       Power and Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          7.3       Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          7.4       Execution and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          7.5       Brokers' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          7.6       Reserve Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          7.7       Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          7.8       Title   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          7.9       Preferential Purchase Rights and Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          7.10      No Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          7.11      Gas Balancing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          7.12      Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          7.13      Operations in Progress  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          7.14      Hydrocarbon Sales Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
          7.15      Proceeds of Production  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          7.16      Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          7.17      Bills in the Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          7.18      Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          7.19      Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          7.20      Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          7.21      Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10


                                     (i)

          7.22      Tax Partnerships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          7.23      Other Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

8.        Certain Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          8.1       Opinion of Tax Counsel, Right to Request Ruling   . . . . . . . . . . . . . . . . . . . . . . . .  12
          8.2       Tax Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          8.3       Escrow in the Event of Tax Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          8.4       Settlements Resulting from a Tax Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

9.        Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          9.1       Cooperation and Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          9.2       Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

10.       Closing Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          10.1      Seller's Closing Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          10.2      Buyer's Closing Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

11.       Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          11.1      Advance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          11.2      Section 15.2 Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          11.3      Notice of Preferential Rights and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          11.4      Assignments; Recourse Note; Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          11.5      Non-Foreign Ownership Affidavits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          11.6      Evidence of Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          11.7      Contribution Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          11.8      Guaranty Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          11.9      Seller's Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          11.10     Opinion on Behalf of Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          11.11     Buyer's Manager's Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          11.12     Opinion on Behalf of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          11.13     Management Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          11.14     Performance Power of Attorney   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          11.15     Tax Opinion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          11.16     Additional Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

12.       Post-Closing Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          12.1      Files and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          12.2      Sales Taxes and Recording Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          12.3      Rebates for Defective Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          12.4      Rebates for Exercised Preferential Purchase Rights, Failure to Obtain Consents  . . . . . . . . .  18
          12.5      Reconveyance of Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          12.6      Allocation of Commingled Production and Costs   . . . . . . . . . . . . . . . . . . . . . . . . .  18
          12.7      Performance of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
          12.8      Overpayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

13.       Apportionment of Liabilities and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19





                                      (ii)

          13.1      Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
          13.2      Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

14.       Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
          14.1      Buyer's Indemnification of Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
          14.2      Seller's Indemnification of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
          14.3      Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

15.       Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          15.1      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          15.2      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          15.3      Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          15.4      Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
          15.5      Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
          15.6      Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
          15.7      Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          15.8      Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          15.9      Complete Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          15.10     Knowledge   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          15.11     Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          15.12     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23





                                      (iii)

                                    EXHIBITS

Exhibit A           Leases (Colorado)
Exhibit B           Wells (showing WI, NRI, qualifying formations)
Exhibit C           Form of Wellbore Assignment of Oil and Gas Leases
Exhibit D           Form of Assignment of Production Payment and Future
                    Interest (with Form of Recourse Promissory Note)
Exhibit E           Form of Option to Purchase Oil and Gas Interests
Exhibit F           Reserve Report
Exhibit G           Preferential Purchase Rights and Consents
Exhibit H           Prepayments and Gas Imbalances
Exhibit I           Operations in Progress
Exhibit J           Hydrocarbon Sales Contracts
Exhibit K           Legal Proceedings
Exhibit L           Tax Partnerships
Exhibit M           Well List - No NGPA Certification Received
                    Part I  - Uphole Recompletions
                    Part II - Wells Timely Drilled
Exhibit N           Form of Non-Foreign Ownership Affidavits
Exhibit O           Form of Contribution Agreement and Form of Guaranty Agreement
Exhibit P           Form of Seller's Officer's Certificate
Exhibit Q           Form of Opinion on Behalf of Seller
Exhibit R           Form of Buyer's Manager's Certificate
Exhibit S           Form of Opinion on Behalf of Buyer
Exhibit T           Form of Management Agreement
Exhibit U           Form of Escrow Agreement
Exhibit V           Form of Limited Power of Attorney





                                     (iv)

                          PURCHASE AND SALE AGREEMENT


         This Purchase and Sale Agreement [Direct Package] (this "Agreement"), dated December 15, 1997, is between HS Resources, Inc., a Delaware corporation ("Seller" or "HSR") and WestTide Investments, LLC, a Delaware limited liability company ("Buyer" or "WestTide").

         RECITALS

         A. Pursuant to that certain Purchase and Sale Agreement dated November 25, 1997 between Amoco Production Company ("Amoco") and Seller (the "Amoco Agreement"), Seller is the owner of the right to acquire certain oil and gas leasehold interests in Colorado, as more specifically described below in
Section 2 (the "Assets").

         B. Seller desires to sell its right to acquire the Assets, and Seller is willing to advance to Buyer a portion of the funds required to purchase the Assets from Amoco.

         C. Seller and Buyer are parties to that certain Acquisition and Nominee Agreement dated December 15, 1997 (the "Nominee Agreement"), wherein Seller will acquire and hold record title to the Assets for and on behalf of Buyer as Buyer's nominee.

         D. Buyer desires to purchase the Assets subject to the obligation to repay the advance from Seller and the terms and conditions of the Nominee Agreement and this Agreement.

         AGREEMENT

         IN CONSIDERATION of the mutual benefits contemplated herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

         1.      Advance and Purchase.

                 1.1 Advance of Funds. Seller agrees to advance to Buyer a portion of the funds required to purchase the Assets from Amoco. At Closing, Seller shall make a cash advance to Buyer in the amount of $57,633,009 (the "Advance"). In consideration for the Advance, Buyer shall convey to Seller a junior net profits production payment in the Assets (the "Production Payment"), and a senior recourse promissory note (the "Recourse Note") as set forth in the Assignment of Production Payment and Future Interest in a form substantially similar to Exhibit D (the "Production Payment Assignment"). Buyer will make the proceeds of the Advance, as well as other funds, available to Seller as Buyer's nominee under the Nominee Agreement to acquire the Assets on behalf of Buyer under the Amoco Agreement.

                 1.2      Purchase and Sale of Rights under Amoco Agreement.
In consideration for Buyer (i) conveying to Seller (a) a future interest in the Assets (the "Future Interest") as set forth in the Production Payment Assignment, and (b) the Option To Purchase Oil and Gas

Interests in a form substantially similar to Exhibit E (the "Option"); and (ii) agreeing to pay to Seller in the future the Credit Payment Amounts set forth below in Section 4, Seller agrees to convey its right under the Amoco Agreement to acquire the Assets to Buyer and Buyer agrees to purchase the Assets, all pursuant to the terms and conditions of this Agreement, the Nominee Agreement and the Wellbore Assignment of Oil and Gas Leases in a form substantially similar to Exhibit C (the "Wellbore Assignment"). As between Buyer and Seller under this Agreement, the portion of the purchase price under the Amoco Agreement allocated to the Assets shall be $67,392,009.

         2.      The Assets.  The "Assets" shall be all of the following:

                 2.1 Leases and Wells. Seller's right, title and interest in and to the oil and gas leases and mineral interests described in Exhibit A, including any and all overriding royalty interests owned by Seller in such leases, but insofar and only insofar as said leases and interests cover the right to receive proceeds of production from the wells described in Exhibit B from the intervals referenced in Section 7.23 and identified in Exhibit B in such wells as of the Effective Date (the above described interest in such leases being herein called the "Leases" and the above described interest in such wells being herein called the "Wells"), and subject to any restrictions, exceptions, reservations, conditions, limitations, burdens, contracts, agreements and other matters applicable to such Leases and Wells.

                 2.2 Incidental Rights. All of Seller's right, title and interest in and to the following insofar and only insofar as same are attributable to the Leases and the Wells:

                          (a) Unitization and Pooling Agreements. All presently existing and valid oil, gas or mineral unitization, pooling, operating and communitization agreements, declarations and orders affecting the Leases and Wells, and in and to the properties covered and the units created thereby;

                          (b) Personal Property. The personal property and fixtures that are appurtenant to the Wells, including all wells, casing, tubing, pumps, separators, tanks, lines and other personal property and oil field equipment appurtenant to such Wells;

                          (c) Agreements. All presently existing and valid oil and gas sales, purchase, production swap, gathering and processing contracts and operating agreements, joint venture agreements, partnership agreements, rights-of-way, easements, permits, surface leases and other contracts, agreements and instruments, but specifically excluding any management agreements.

Seller shall remain co-owner of any "Agreements," "Personal Property" and "Unitization and Pooling Agreements" to the extent they pertain to any property or formation owned by Seller that is not exclusively part of the Wells.

         3. Effective Date. The purchase and sale of the Assets shall be effective, for all purposes, including allocation of revenue, expenses and taxes, as of December 15, 1997 at 7:00 a.m. local time at the site of the Assets (the "Effective Date").

         4. Tax Credit Payments. Following the Effective Date, Buyer shall pay to Seller the Credit Payment Amounts. "Credit Payment Amount" shall mean, for any Payment Period, an amount equal to $0.70 of each dollar of tax credits (the "Tax Credits") available to Buyer under Section 29 of the Internal Revenue Code of 1986, as amended (the "IRC"), as a result of the sale of Subject Hydrocarbons by or on behalf of Buyer, to the extent that such Subject Hydrocarbons (i) constitute "qualified fuels" within the meaning of IRC
Section 29(c), (ii) meet the requirements of IRC Sections 29(d)(1), 29(d)(4) and 29(f), during (x) such Payment Period and (y) any earlier Payment Period to the extent the dollar amount of Tax Credits attributable thereto was not taken into account in a Credit Payment Amount for a previous Payment Period, and
(iii) are produced from the Wells. For purposes of the preceding sentence, Tax Credits available to Buyer under IRC Section 29 shall be determined after taking into account any phase-out of Tax Credits under IRC Section 29(b)(1) and any applicable inflation adjustment under IRC Section 29(b)(2), but shall be determined without regard to limitations on Buyer's or its affiliate's use of Tax Credits imposed by IRC Section 29(b)(6) and without regard to whether Buyer or its affiliates actually utilize such Tax Credits. The Credit Payment Amount for any given Payment Period shall initially be based on estimated Subject Hydrocarbon production and sales data available at the time of the calculation of such amount and later corrected when actual data is available. The Credit Payment Amount shall be determined on the assumption that (i) the Production Payment is treated as a production payment for federal income tax purposes, (ii) Buyer is treated as owning the economic interest in minerals in place in the Assets, and (iii) the Recourse Note is treated as debt for federal income tax purposes. Credit Payment Amounts shall be calculated and, unless otherwise provided herein, will be due and payable within fifteen (15) days of Buyer's receipt (by overnight courier or facsimile) of an invoice for payment (except as provided below in this Section 4) with respect to gas produced and sold from December 15, 1997 until the earlier of (x) the aggregate of all Credit Payment Amounts computed pursuant to this Agreement equals $12,700,000 (subject to the provisions of Paragraph 1.a.(vii) of the Option), (y) December 31, 2002, or (z) the first day on which Tax Credits are no longer permitted for gas attributable to the Subject Hydrocarbons and produced and sold from the Wells. If for any reason the Tax Credits are repealed by Congressional statute or resulting regulation, no Credit Payment Amount shall be due with respect to Subject Hydrocarbons subject to such repeal. If for any reason the amount of Tax Credits contemplated under this Agreement are reduced by Congressional statute or resulting regulation, the Credit Payment Amounts due under this Agreement shall be reduced commensurate with such reduction in Tax Credits.
For purposes of the foregoing, the terms "Subject Hydrocarbons" and "Payment Period" shall have the meanings set forth in the Production Payment Assignment.

         Notwithstanding any of the provisions of the preceding paragraph in this Section 4, Buyer shall have no obligation to pay the first $6,562,000 in Credit Payment Amounts determined in accordance with the preceding paragraph (the "Credit Threshold"). If the Credit Threshold exceeds the aggregate of actual Credit Payment Amounts determined under the preceding paragraph as of December 31, 2002, Buyer shall be treated as having made an overpayment of Credit Payment Amounts in an amount equal to such excess and such excess shall be paid by Seller to Buyer on or before February 1, 2003. Buyer shall not have any right to require or cause an acceleration or recoupment of any such excess prior to January 1, 2003. If Seller exercises the Option with respect to twenty-five percent (25%) or more, in the aggregate, of the reserves attributable to the Assets at any time prior to January 1, 2003, then Seller shall pay to Buyer an amount, if any, equal to the excess of the Credit Threshold over the aggregate of actual Credit Payment Amounts determined under the preceding paragraph as of the effective date the Option is exercised.

         5. Apportionment of Production, Revenues, Taxes and other Expenses. Buyer shall be entitled to revenue from the sale of hydrocarbons produced from the Wells on or after the Effective Date, subject to the Production Payment, Future Interest and the Option. Buyer shall pay for costs and expenses incurred with respect to the Assets on or after the Effective Date. Seller shall be entitled to revenue from the sale of hydrocarbons produced from the Wells before the Effective Date, and shall pay for costs and expenses incurred with respect to the Assets prior to the Effective Date. Taxes relating to the Assets, including ad valorem, property, production, severance and other taxes (other than income taxes) shall be allocated in the same manner as other expenses. Taxes that are measured by or that relate to production shall be treated as expenses in connection with such production regardless of the period for which such taxes are assessed.

         6. Buyer's Representations and Warranties. Buyer makes the following representations and warranties as of the date of execution of this
Agreement:

                 6.1 Existence. Buyer is a limited liability company, duly organized, validly existing and formed under the law of the State of Delaware, and Buyer is duly qualified to carry on its business, and is duly qualified and in good standing, in each of the states in which the nature of its business and activities requires it to be so qualified.

                 6.2 Power and Authority. Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Buyer at Closing, and to perform its obligations under this Agreement and under such documents. The consummation of the transactions contemplated by this Agreement and each of the documents contemplated to be executed by Buyer at Closing will not violate, nor be in conflict with, (i) any provision of Buyer's organizational or governing documents, (ii) any material agreement or instrument to which Buyer is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer.

                 6.3 Authorization. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Buyer at Closing and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Buyer.

                 6.4 Execution and Delivery. This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing all documents, instruments and schedules required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

                 6.5 Securities Laws. Buyer is purchasing the Assets for Buyer's own account, not for public distribution thereof, and Buyer shall not sell or transfer all or any part of, or any interest in, the Assets in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, or the securities laws of any state.

                 6.6 Brokers' Fees. Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

         7. Seller's Representations and Warranties. Seller makes the following representations and warranties as of the date of this Agreement:

                 7.1 Existence. Seller is a corporation duly organized and validly existing under the law of the State of Delaware, and Seller is duly qualified to carry on its business, and is in good standing in the States of Delaware and Colorado.

                 7.2 Power and Authority. Seller has all requisite authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Seller at Closing, and to perform its obligations under this Agreement and under such documents. The consummation of the transactions contemplated by this Agreement and each of the documents contemplated to be executed by Seller at Closing will not violate, nor be in conflict with, (i) any provision of Seller's Certificate of Incorporation, bylaws or other governing documents, (ii) any material agreement or instrument to which Seller is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Seller; provided that, the representations and warranties contained in clauses (ii) and
(iii) of this Section 7.2 are subject to (a) consents of or filings with the United States Department of Interior or the applicable state agencies or authorities in connection with the assignment of any federal or state leases or any interest therein to the extent such consents are typically received or filings typically made subsequent to such assignment ("Governmental Consents"),
(b) preferential rights to purchase all or any portion of the Assets and consent to or notices of assignment necessary to convey all or any portion of the Assets which are not Governmental Consents, and (c) any violation of any maintenance of uniform interest provision in any applicable operating agreement.

                 7.3 Authorization. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Seller at Closing and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller.

                 7.4 Execution and Delivery. This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing all documents, instruments and schedules required hereunder to be executed and delivered by Seller will be duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

                 7.5 Brokers' Fees. Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

                 7.6 Reserve Report. The term "Reserve Report" shall mean the reserve report prepared by Seller which is based on reserves as of December 31, 1996, and attached hereto as Exhibit F. To Seller's best knowledge, the average price for sales of hydrocarbons (based on contract prices for existing effective contracts and estimates of regional spot prices adjusted for regional transportation costs), historical costs of operations, production volumes, and payout data used by Seller in the preparation of the Reserve Report were, on the dates so used, accurate in all material respects.

                 7.7 Liens. Except for the burdens and obligations created by or arising under the Leases and except for Permitted Encumbrances, the Assets are free and clear of all Encumbrances. As used herein, the term "Encumbrances" shall mean all royalties, overriding royalties, production payments, debts, liens, mortgages, security interests, and encumbrances. As used herein, the term "Permitted Encumbrances" shall mean the following:

                          (i) the burdens, encumbrances and obligations created by or arising under the Wells and other agreements affecting the Assets, and all royalties, overriding royalties, net profits interests, carried interests, reversionary interests, back-in rights and other burdens taken into account in computing the net revenue interests ("NRI") and working interests ("WI") set forth on Exhibit B for the Wells;

                          (ii) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of the Assets if the same are customarily obtained subsequent to such sale or conveyance;

                          (iii) rights of reassignment upon surrender of the Leases held by predecessors in interest to Seller;

                          (iv) easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights in respect of surface use to the extent these do not materially interfere with operations or production on or from the Assets;

                          (v) rights and regulatory powers reserved to or vested in any municipality or governmental, statutory or public authority;

                          (vi) all Material Contracts to the extent same do not reduce Seller's interest in the production from the Wells to less than the NRI set forth on Exhibit B;

                          (vii) any (a) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein and (b) materialman's, mechanics', repairman's, employees', contractors', operators' or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other hydrocarbons therefrom, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith;

                          (viii) any liens for taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

                          (ix) any liens or security interests created by law or reserved in Leases for royalty, bonus or rental or for compliance with the terms of the Leases;

                          (x) any prohibitions or restrictions similar to the Maintenance of Uniform Interest Provisions contained in Article VIII.D. of the A.A.P.L. Form 610-1982 Model Form Operating Agreement and any contribution obligations under provisions similar to Article VII.B of such Model Form Operating Agreement;

                          (xi) all preferential rights to purchase all or any portion of the Assets and consents to or notices of assignment necessary to convey all or any portion of the Assets which are not described in item (ii) of this definition of Permitted Encumbrances;

                          (xii) all agreements and obligations relating to imbalances with respect to the production, transportation or processing of gas or calls or purchase options on oil or gas production;

                          (xiii) all agreements and obligations relating to gathering, transportation or processing of gas or oil production;

                          (xiv) all treating, processing, sales or marketing agreements which have a fee which is based on a percentage of proceeds or an obligation to transfer certain volumes of gas or oil production in- kind;

                          (xv) all obligations by virtue of a prepayment, advance payment or similar arrangement under any contract for the sale of gas production, including by virtue of "take or pay" or similar provisions, to deliver gas produced from or attributable to the Wells after the Effective Date without then or thereafter being entitled to receive full payment therefor;

                          (xvi) all liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, irregularities and other matters affecting any Asset which individually or in the aggregate will not interfere materially with the operation, value or use of such Asset;

                          (xvii) the burdens, encumbrances and obligations created by or arising under this Agreement, the Wellbore Assignment, Production Payment Assignment, Option or Management Agreement; and

                          (xviii) all matters identified as "Permitted
         Encumbrances" under the Amoco Agreement.

                 7.8 Title. Subject to Seller's right to bring claims against Amoco for a period of 120 days following the Closing Date based upon Seller's due diligence evaluations pursuant to Section 4.2 of the Amoco Agreement, Buyer will receive Defensible Title to the Assets. The term "Defensible Title" means such title to the Leases that, subject to and except for the Permitted Encumbrances and the terms of the Amoco Agreement, entitles Buyer to receive an interest in production from the Wells not less than the respective NRIs in the Wells as set forth on Exhibit B, and entitles Buyer to own the respective WIs in the Wells as set forth on Exhibit B under applicable state law and for federal income tax purposes. Any Well or Lease for which there is less than Defensible Title as of the date of this Agreement shall be called a "Defective Interest." Buyer's exclusive remedy for Seller's breach of this representation and warranty is set forth in Section 12.3. Buyer and Seller shall cooperate fully and consult in good faith with each other in the litigation of any matter identified in this Section 7.8

                 7.9 Preferential Purchase Rights and Consents. To Seller's best knowledge, except as set forth in Exhibit G and subject to Seller's rights under Sections 3.4 and 3.5 of the Amoco Agreement, there do not exist any preferential rights to purchase all or any portion of the Assets. To Seller's best knowledge, except for Governmental Consents and other matters as set forth in Exhibit G, there are no consents or waivers necessary to convey any material portion of the Assets pursuant to this Agreement. Buyer's exclusive remedy for Seller's breach of this representation and warranty is set forth in Section 12.4.

                 7.10 No Prepayments. To Seller's best knowledge, except as set forth in Exhibit H, there is no obligation, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment, hedging or any other arrangement, to deliver any material portion of hydrocarbons produced from the Wells at some future time without then or thereafter receiving full payment therefor.

                 7.11 Gas Balancing. To Seller's best knowledge, except as set forth in Exhibit H and subject to Seller's right to bring claims against Amoco for a period of 120 days following the Closing Date based upon Seller's due diligence evaluations pursuant to Section 4.4 of the Amoco Agreement, no material portion of hydrocarbons produced from the Wells are subject to a gas imbalance or other arrangement requiring delivery of hydrocarbons after the Effective Date without receiving full payment therefor.

                 7.12 Leases. To Seller's best knowledge, all royalties, rentals and other payments due under the Leases have been properly and timely paid except where the failure to pay same will not have a material adverse effect on the value of the particular Asset. To Seller's best knowledge, subject to Seller's right to bring claims against Amoco for a period of 120 days following the Closing Date based upon Seller's due diligence evaluations pursuant to Section 4.2 of the Amoco Agreement, all Leases are presently in full force and effect, and no written notice of material default under any Lease has been received that could result in cancellation of the Lease. Any Lease which is not presently in full force and effect, or for which all royalties, rentals or other payments due have not been paid, or for which the lessee thereunder is in material default as of the date of this Agreement shall be treated as a Defective Interest. Buyer's exclusive remedy for Seller's breach of this representation and warranty is set forth in Section 12.3.

                 7.13 Operations in Progress. Except for operations disclosed on Exhibit I and normal daily operating expenses, as of the date of this Agreement there are no operations in progress with respect to the Assets which are reasonably expected to exceed $35,000 in cost net to Buyer's interest and which shall be payable in whole or in part on or after the Effective Date.

                 7.14 Hydrocarbon Sales Contracts. Except as specifically indicated in Exhibit J and for calls on production, options to purchase or similar rights with respect to production from the Wells, no material portion of the hydrocarbons produced from the Wells is subject to a sales contract or other agreement relating to the production, gathering, transporting, processing, treating or marketing of hydrocarbons except those which can be terminated upon not more than three months notice.

                 7.15 Proceeds of Production. To Seller's best knowledge, Buyer will be entitled to receive from all purchasers of production from the Wells at least the NRI set forth in Exhibit B without suspense or any indemnity other than the normal division order warranty of title, except where the failure to receive same would not have a material adverse effect on the value of the Assets.

                 7.16 Material Contracts. To Seller's best knowledge, and subject to the execution of new contracts in the ordinary course of business if a contract has expired or has been terminated, all contracts material to the Assets are in full force and effect (the "Material Contracts"). No written notices of material default have been received regarding the Material Contracts that remain uncured, or that Seller has not made provisions for under the Amoco Agreement so that such event of default will not have a material adverse effect on the Assets.

                 7.17 Bills in the Ordinary Course. In the ordinary course of business and to Seller's best knowledge, all costs and expenses pertaining to the Assets have been timely paid, except where such payments are being contested with good faith or except where the failure to make such payments would not have a material adverse effect on the Assets.

                 7.18 Legal Proceedings. Except as set forth on Exhibit K, no suit, action or other proceeding is pending against Seller or, to Seller's best knowledge, threatened in writing before any court, governmental agency, arbitrator or other panel that relates to the Assets or the transaction contemplated by this Agreement that might (i) impair the parties ability to consummate the transaction contemplated by this Agreement or (ii) cause the impairment or loss of title to any material portion of the Assets or the value thereof, or (iii) hinder or impede the operation or enjoyment of the Leases in any material respect insofar as they relate to the Assets.

                 7.19 Compliance with Laws. To Seller's best knowledge, subject to Seller's right to bring claims against Amoco following the Closing Date based upon Seller's due diligence evaluations pursuant to Sections 4.2 (claims within 120 days following the Closing Date) and 5.2 (claims within 180 days following the Closing Date) of the Amoco Agreement, all laws, rules, regulations, ordinances and orders (of all governmental and regulatory bodies having authority over the Assets) material to the operation of the Assets have been complied with in all material respects.

                 7.20 Environmental Matters. To Seller's best knowledge, subject to Seller's right to bring claims against Amoco for a period of 180 days following the Closing Date based upon Seller's due diligence evaluations pursuant to Section 5.2 of the Amoco Agreement, no conditions exist on the Assets that would subject Buyer or any other party to any damages, remedial action, injunctive relief or other liability under any Environmental Laws, including without limitation, all costs associated directly or indirectly with cleanup, removal, closure or other response actions; provided that Buyer or such other party may be subject to such matters which are (i) routine in the operation of the Assets and (ii) in the aggregate not material to the value of the Assets as a whole. All material permits, licenses and approvals affecting the Assets and required under Environmental Laws have been obtained and the Assets are in material compliance with such permits, licenses and approvals.

                 As used herein, the term "Environmental Laws" shall have the meaning set forth in the Amoco Agreement and further shall include any and all existing laws (common or statutory), rules, regulations, codes, or ordinances issued or promulgated by any federal, state or local governmental entity relating to the management and disposal of waste materials, the protection of public or employee health and safety, the cleanup, remediation or prevention of pollution, or the protection of the environment.

                 7.21 Payment of Taxes. To Seller's best knowledge, subject to Seller's right to bring claims against Amoco for a period of 120 days following the Closing Date based upon Seller's due diligence evaluations pursuant to Section 4.2 of the Amoco Agreement, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Assets which are currently due and payable have been properly and timely paid, except to the extent such taxes are being contested in good faith in the ordinary course of business.

                 7.22 Tax Partnerships. Except as set forth in Exhibit L, no portion of the Assets (i) has been contributed to and is currently owned by a tax partnership; (ii) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal tax statute, rule or regulation to be or to have created a tax partnership; or (iii) otherwise constitutes "partnership property" (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the IRC) of a tax partnership. Seller shall retain all liability and responsibility, if any, to make all payments to appropriate parties under the tax partnerships identified on Exhibit

L. In addition to all other remedies available to Buyer, Seller shall indemnify Buyer for all costs, losses, damages, penalties or expenses incurred by Buyer as a result of any of the Assets having been contributed to or currently owned by a tax partnership, and Buyer may elect, with a rebate in accordance with the procedures of Section 12.3 and the provisions of Section 12.4, to reassign such Assets to Seller. For purposes of this Section 7.22, a "tax partnership" is any entity, organization or group deemed to be a partnership within the meaning of IRC Section 761 or any similar state or federal statute, rule or regulation, and that is not excluded from the application of the partnership provisions of IRC Subchapter K of Chapter 1 of Subtitle A and of all similar provisions of state tax statutes or regulations by reason of elections made, pursuant to IRC Section 761(a) and all such similar state or federal statutes, rules and regulations, to be excluded from the application of all such partnership provisions.

                 7.23     Other Tax Matters.

                          (a)     NGPA Determination.

                                    (i)      Applications.  Except for the
         Wells listed on Exhibit M and subject to Seller's right to bring claims against Amoco for a period of 120 days following the Closing Date based upon Seller's due diligence evaluations pursuant to Section
         4.3 of the Amoco Agreement, all necessary filings have been made with the applicable state and federal agencies (the "Applications") for well determination(s) for each Well under the Natural Gas Policy Act of 1978, as amended (the "NGPA") and the rules and regulations of the Federal Energy Regulatory Commission (the "FERC") under such act (the "NGPA Regulations") requesting a determination that all or a quantifiable portion of the gas produced from a particular Well is "natural gas produced from designated tight formations" as defined in 18 C.F.R. Section 274.205(e). Each such application has been approved by the indicated state and federal agency and by the FERC and has been finally approved under and in accordance with Section 503 of the NGPA. The Applications comply with the requirements of the NGPA and the NGPA Regulations and do not (1) contain any untrue statement of material fact or (2) omit any statement of material fact necessary to make the statements therein not misleading. No further applications are required under the NGPA and the NGPA Regulations to allow the legal sale of all gas produced from the Wells at a price equal to the price for such gas currently being received.

                                    (ii)     Other Wells.  With respect to the
         Wells listed on Exhibit M, Part I identifies Wells which have been recompleted in accordance with private letter rulings issued by the Internal Revenue Service ("IRS") to third parties, or which have been or will be recompleted in an uphole formation in accordance with Situation 1 of Revenue Ruling 93-54 into a "qualifying formation" (tight formation or other qualifying formation) within the time frames set forth in subsection (b) below, and Part II identifies Wells drilled within the time frames set forth in subsection (b) below but no certificate was obtained from either the state agency or the FERC or both stating that the Well is qualified and Seller has a reasonable basis to believe that such a certificate could have been obtained if the state agency or the FERC were authorized to accept a request for such certificate. With respect to all the Wells listed on Exhibit M, the hydrocarbons produced and sold from such Wells qualify for the Tax Credit.

                                    (iii)    Wells Where Commingling With
         Non-Qualified Production Is Conducted. For Wells, if any, where production from a qualifying formation and production from a non-qualifying formation are commingled, the production has been allocated to each producing formation on a reasonable basis, consistent with industry standards and in accordance with procedures, if any, that have been approved by appropriate state and federal agencies.

                          (b)     Wells.  Each Well (1) has been timely drilled
under IRC Section 29(f)(1)(A) (drilled after December 31, 1979 but before January 1, 1993), or administrative interpretations thereof, and (2) has been timely drilled under IRC Section 29(c)(2)(B)(ii) or administrative interpretations thereof, or Seller has a reasonable basis to believe that the well was committed to interstate commerce (as defined in Section 2(18) of the Natural Gas Policy Act of 1978, as in effect on November 5, 1990) as of April 20, 1977.

                          (c)     No Qualified Production prior to January 1,
1980. Prior to January 1, 1980, there was no production of oil or gas from, nor were any wells drilled or completed on, the "property" (within the meaning of IRC Section 29) on which any Well is located nor was any portion of any such "property" included within a unit from which oil or gas was produced or in which any wells were drilled or completed prior to such date.

                           (d)    No Enhanced Oil Recovery Credit.  No oil or
gas produced from the Wells qualifies or has qualified for (i) the enhanced oil recovery credit or any other credit under IRC Section 43 and none has been claimed or taken on such oil or gas, or (ii) the credit allowed under IRC
Section 38 by reason of the energy percentage with respect to property used in the project.

                          (e)     No Government Financing.  No portion of any
drilling, equipping, seismic or other development costs of the Assets were financed by any state, local or federal agency, directly or indirectly, including by way of grant, loan, expenditure or loan guaranty.

                          (f)     Seller Status.  Seller is not a non-resident
alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the IRC and the rules and regulations promulgated thereunder), and Seller shall deliver to Buyer affidavits of non-foreign ownership in the forms set forth in Exhibit N.

         8.      Certain Tax Matters.

                 8.1 Opinion of Tax Counsel, Right to Request Ruling. At Closing, Buyer at its sole cost, shall provide Seller a copy of the opinion which Buyer has requested from Arthur Andersen LLP ("AA") regarding the tax consequences of the transaction contemplated by this Agreement (the "Tax Opinion"). Notwithstanding the Tax Opinion, Buyer shall have the right, but not the obligation, to request a "private letter ruling" from the IRS to the effect that (i) Buyer's interest in the Assets constitutes an economic interest in minerals in place, and (ii) the Production Payment will be treated as a mortgage loan under IRC Section 636 (a "Ruling"). Should

Buyer elect to request a Ruling, Buyer shall have no right to terminate or rescind this Agreement if the Ruling is not acceptable to Buyer. Seller shall, in good faith, amend this Agreement and the documents contemplated hereunder in order that Buyer may obtain a favorable Ruling, if, in Seller's sole and reasonable discretion, such amendments will not have a material adverse effect on Seller.

                 8.2 Tax Status. Seller and Buyer intend that, for tax purposes only, the Production Payment will be treated as a carved out production payment under IRC Section 636(a) and as a mortgage loan and not as an "economic interest" in the Assets. Buyer shall have no recourse against Seller in the event that the Production Payment is not so treated until the commencement of a Tax Audit, in which event the provisions of Section 8.3 shall control.

                 8.3 Escrow in the Event of Tax Audit. Promptly following the earlier to occur of (1) the date which is 90 days following receipt by a member of Buyer of a notice from the IRS of the commencement of an administrative proceeding at the partnership level pursuant to IRC Section 6223(a)(1) (a "Tax Audit"), or (2) the date of issuance by the IRS of either
(i) a notice of proposed adjustment with respect to any audit proceedings or
(ii) a so- called "60 day letter" (such earlier date, the "Escrow Commencement Date"), Seller and Buyer shall enter into an Escrow Agreement with an escrow agent, substantially in the form of Exhibit U; provided, however, that Buyer may waive its rights to enter into such an Escrow Agreement, in which event the provisions of Sections 8.3(a) through 8.3(d) shall not apply. If Buyer does not waive its rights to an Escrow Agreement, the Escrow Agreement and the funds in the "Escrow Account" established pursuant thereto shall be administered in accordance with the following provisions:

                          (a) All Credit Payment Amounts which become payable after the Escrow Commencement Date, shall be deposited into the Escrow Account. For tax purposes only, Buyer shall be treated as the owner of the escrow funds.

                          (b) Buyer shall continue to deposit the Credit Payment Amounts in the Escrow Account until the conclusion of a Tax Audit. The escrow funds in the Escrow Account shall be released at the conclusion of all ongoing Tax Audits. A Tax Audit will be deemed to have concluded upon the earliest to occur of the following events:
         (i) the receipt by Buyer of written notice from the IRS that it will not assert any adjustments with respect to the transactions contemplated by this Agreement; (ii) Buyer entering into a settlement agreement with the IRS which resolves the open federal income tax issues in connection with such transactions; (iii) a judgment of a court of law or a decision in an administrative proceeding becoming non- appealable with respect to the open federal income tax issues in connection with such transactions; or (iv) the expiration of the applicable period of limitations for making assessments with respect to the years under examination in the Tax Audit if the IRS has made no assessments within such period with respect to such transactions.

                          (c) Upon the event described in Section 8.3(b), Buyer shall receive from the escrow funds in the Escrow Account an amount, if any, equal to 70% of the total dollar amount of any reduction in Post-Audit Tax Credits resulting from a Tax Audit, plus interest on such amount at the rate applicable to the overpayment of tax. For purposes of this Section 8.3(c), "Post-Audit Tax Credits" shall mean the Tax Credits associated with Credit Payment Amounts with respect to production and sales of Subject Hydrocarbons (as defined in the Production Payment Assignment) after the commencement of the Tax Audit and taking into account any reduction in tax credits resulting from the Tax Audit in question, and the amount of any reduction in Post-Audit Tax Credits resulting from a Tax Audit shall be determined without regard to the effect of such reduction upon Buyer's actual income tax liability. Interest described in the initial sentence of this Section 8.3(c) shall run from the due date for Buyer's federal income tax return for the year that the Post-Audit Tax Credits in question were claimed.

                          (d) Upon the conclusion of all ongoing Tax Audits, and the payment to Buyer of all amounts determined in accordance with
         Section 8.3(c), Seller shall receive the remaining amount of the escrow funds.

                 8.4 Settlements Resulting from a Tax Audit. If Buyer elects to enter into a negotiated settlement with the IRS of any Tax Audit adjustments, Buyer shall, in good faith, consult with Seller regarding the suggested terms of such settlement; provided, however, that Buyer shall be under no obligation to comply with any suggestion of Seller. Buyer shall provide to Seller copies of all correspondence or pleadings between Buyer and the IRS regarding any Tax Audit. Seller shall be entitled to monitor all hearings and meetings with the IRS associated with such settlement negotiations.

         9.      Covenants.

                 9.1 Cooperation and Access. Seller shall fully cooperate with Buyer's post-Closing due diligence efforts, both at Seller's offices and at the site of the Assets. Seller shall promptly deliver to Buyer copies of all evaluations and correspondence regarding Seller's due diligence and title and environmental defect claims asserted under the Amoco Agreement.

                 9.2 Insurance. At or prior to the Closing, Seller shall cause Buyer to be named as an additional insured on all insurance policies Seller has that pertain in any way to the ownership and operation of the Assets. At Closing, Seller will provide Buyer with Certificates of Insurance naming Buyer as an additional insured, or other evidence, satisfactory to Buyer, of compliance with this Section 9.2.

         10.     Closing Conditions.

                 10.1 Seller's Closing Conditions. The obligation of Seller to consummate the transactions contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

                          (a) Representations, Warranties and Covenants. The (1) representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, and (2) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all respects.

                          (b) Closing Documents. Buyer shall have executed and delivered the documents which are contemplated to be executed and delivered by it pursuant to Section 11 hereof prior to or on the Closing Date.

                          (c) No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller or any of its affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Seller resulting therefrom.

                 10.2 Buyer's Closing Conditions. The obligation of Buyer to consummate the transactions contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

                          (a) Representations, Warranties and Covenants. The (1) representations and warranties of Seller contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, and (2) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all respects.

                          (b) Closing Documents. Seller shall have executed and delivered the documents which are contemplated to be executed and delivered by it pursuant to Section 11 hereof prior to or on the Closing Date.

                          (c) No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer or any of its affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Buyer resulting therefrom.

                          (d) Tax Opinion. On or before the Closing Date, Buyer shall have received the Tax Opinion described in Section 8.1.

         11. Closing. The consummation of the transactions contemplated hereby (the "Closing") shall occur, either in person or by facsimile, at the offices of Davis, Graham & Stubbs LLP on the date of this Agreement (the "Closing Date") or at such other time and place as the parties may agree to in writing. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others (except where the documents involved indicate otherwise):

                 11.1 Advance. Seller shall fund the Advance to Amoco on behalf of Buyer.

                 11.2 Section 15.2 Payment. Seller and Buyer shall pay to the other, in cash or its equivalent, the amount due pursuant to Section 15.2, if any, as reimbursement for the expenses incurred in connection with this transaction.

                 11.3 Notice of Preferential Rights and Consents. Seller shall deliver to Buyer a copy of the notices sent to and any responses received from third parties regarding preferential rights to purchase and consents affecting the Assets with respect to the transactions contemplated by this Agreement.

                 11.4 Assignments; Recourse Note; Option. Seller and Buyer shall execute and deliver the Wellbore Assignment, the Production Payment Assignment, the Recourse Note and the Option. In addition, Seller shall prepare and Seller and Buyer shall execute such other conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of governmental regulations; provided, however, that any such separate or additional conveyances required pursuant to this
Section 11.4 or pursuant to Section 15.1 (i) shall evidence the conveyance and assignment of the Assets and interests therein made or intended to be made in the Wellbore Assignment and the Production Payment Assignment, (ii) shall not modify or be deemed to modify any of the terms, reservations, covenants and conditions set forth in the Wellbore Assignment or the Production Payment Assignment, and (iii) shall be deemed to contain all of the terms, reservations and provisions of the Wellbore Assignment or Production Payment Assignment, as appropriate, as though the same were set forth at length in such separate or additional conveyance.

                 11.5 Non-Foreign Ownership Affidavits. Seller shall deliver to Buyer the affidavits of non-foreign ownership substantially in the forms set forth in Exhibit N, one stating that Seller is a non-foreign entity for federal income tax purposes, and the other form stating that there is no obligation for Colorado withholding tax under C.R.S. Section 39-22-604.5.

                 11.6 Evidence of Insurance. Seller shall provide Buyer with certificates from Seller's insurers or other evidence that Buyer has been named an additional insured on Seller's policies affecting the Assets.

                 11.7 Contribution Agreement. Buyer shall deliver to Seller the Contribution Agreement by and among Fontenelle, Inc. and Bald Prairie, Inc. as members of Buyer, Buyer and Seller (as a third party beneficiary), substantially in the form set forth in Exhibit O.

                 11.8 Guaranty Agreement. Buyer shall deliver to Seller the Guaranty Agreement from FMR Corp. in favor of Buyer as beneficiary and Seller as third party beneficiary, substantially in the form set forth in Exhibit O.

                 11.9 Seller's Officer's Certificate. Seller shall execute and deliver to Buyer the Officer's Certificate, substantially in the form attached as Exhibit P.

                 11.10 Opinion on Behalf of Seller. Seller shall deliver to Buyer the opinion substantially in the form set forth in Exhibit Q.

                 11.11 Buyer's Manager's Certificate. Buyer shall execute and deliver to Seller the Manager's Certificate substantially in the form attached as Exhibit R.

                 11.12 Opinion on Behalf of Buyer. Buyer shall deliver to Seller the opinion of Davis, Graham & Stubbs LLP, substantially in the form set forth in Exhibit S.

                 11.13 Management Agreement. Seller shall execute and deliver to Buyer and Buyer shall execute and deliver to Seller the Management Agreement (the "Management Agreement") and Memorandum of Management Agreement and Power of Attorney substantially in the forms set forth in Exhibit T.

                 11.14 Performance Power of Attorney. Buyer shall execute and deliver to Seller counterparts of a Limited Power of Attorney, substantially in the form of Exhibit V.

                 11.15 Tax Opinion. Buyer shall deliver to Seller a copy of the Tax Opinion of AA.

                 11.16 Additional Instruments. Seller and Buyer shall execute, acknowledge and deliver to each other such additional instruments as are reasonable and customary to accomplish the purposes of this Agreement.

         12.     Post-Closing Matters.

                 12.1 Files and Records. Following Closing, Seller shall retain physical possession of all lease files, land files, division order files, production marketing files and production records in Seller's possession relating to the Assets (the "Records"). However, except to the extent that Buyer's inspection thereof would violate legal constraints or legal obligations, Buyer shall have the right to inspect the Records in Seller's offices at any reasonable time. At Buyer's request in writing (which written request may be delivered by facsimile), to the extent that Seller's delivery thereof would not violate legal constraints or legal obligations, Seller shall make copies of the Records or materials in the Records at Seller's expense and shall deliver said copies to Buyer at Seller's expense, provided that Seller may charge Buyer the actual costs for such copies and delivery if such costs exceed $250 per request. If Buyer requires copies of the Records for its own account, Seller will permit Buyer, at Buyer's own expense, to make copies of pertinent material contained in the Records to the extent such action would not violate legal constraints or legal obligations.

                 12.2 Sales Taxes and Recording Fees. Seller shall be responsible for making the payment to the proper authorities of all taxes and fees occasioned by the sale of the Assets, including without limitation, any transfer fees and sales taxes (which are to be apportioned one-half to Seller and one-half to Buyer), and any documentary, filing and recording fees required in connection with the filing and recording of any assignments or conveyances delivered hereunder in the appropriate county, federal and/or state records.

                 12.3 Rebates for Defective Interests. In addition to the remedy provisions of Section 12.8, Buyer shall be entitled to the following rebate if Seller does not have Defensible Title to the Assets. At any time and from time to time during the due diligence periods under the Amoco Agreement, if Buyer discovers that Seller breached the representation and warranty set forth in Sections 7.8, 7.12 or 7.20, Buyer may give Seller a Notice of Defective Interests, which notice shall describe the Defective Interest and the basis for the Defective Interest. Buyer shall be entitled to a rebate for a Defective Interest in the amount of $3,197,000 multiplied by a fraction, the numerator of which is the volume of reserves (net to Buyer) allocated to the Wells affected by the Defective Interest and the denominator of which is the total volume of reserves (net to Buyer) allocated to all of the Wells in the Reserve Report; provided, however, that if the Defective Interest does not remain in effect during the entire productive life of the subject Well, such fact shall be taken into account in determining the amount of such rebate.

                 The rebate calculated above shall be paid from Seller to Buyer if and only if the aggregate amount to be rebated with respect to all Defective Interests exceeds a threshold of $35,000, and if such amount is exceeded, the rebate shall be made for all Defective Interests. In addition to any rebate on account of Defective Interests, Buyer and Seller agree that all other express dollar amounts, numbers or volumes set forth in this Agreement, the Production Payment Assignment and Option, shall each be decreased, as appropriate, by multiplying such amount or number, as the case may be, by a fraction, the numerator of which is the aggregate volume of reserves associated with the Assets without such Defective Interest and the denominator of which is the total volume of reserves allocated to all of the Assets.

                 12.4 Rebates for Exercised Preferential Purchase Rights, Failure to Obtain Consents. If the holder of any preferential purchase right exercises such right and the affected Asset cannot validly be conveyed to Buyer, or if a required consent (except for Governmental Consents) to assign is not obtained or deemed obtained within 45 days following Closing and the affected Asset cannot be validly conveyed to Buyer, a portion of the amount set forth in Section 12.3 shall be rebated for the value of such affected Asset and such affected Asset shall be excluded from the Assets conveyed to Buyer pursuant to the terms hereof (collectively the "Excluded Assets"). The amount of the rebate for an Excluded Asset shall be determined in accordance with the provisions of Section 12.3. In addition to any rebate on account of Excluded Assets, Buyer and Seller agree that all other express dollar amounts, numbers or volumes set forth in this Agreement, the Production Payment Assignment and Option, shall each be decreased, as appropriate, for the Excluded Assets in accordance with the provisions of Section 12.3.

                 12.5 Reconveyance of Excluded Assets. Seller shall provide to Buyer, within 60 days following Closing, copies of all responses from third parties regarding the notices sent to such third parties pursuant to
Section 11.3. Upon written request from Seller, Buyer shall reconvey to Seller, or Seller's designee, all Excluded Assets, free and clear of any burdens, liens and encumbrances created by, through or under Buyer.

                 12.6     Allocation of Commingled Production and Costs.
Seller may have or acquire interests in the lands covered by the Leases that are not part of the Assets ("Seller's Interests"), which are producing hydrocarbons into a Well and such hydrocarbons are commingled with the hydrocarbons produced from the Assets. Seller and Buyer shall use reasonable efforts to ensure that hydrocarbon production from the Wells is allocated between Seller's Interests and the Assets on a reasonable basis, consistent with industry standards and in accordance with procedures, if any, that have been approved by appropriate state and federal agencies. Costs and expenses shall be allocated between the Seller's Interests and the Assets in accordance with the allocation of production between the Seller's Interests and the Assets; provided that costs and expenses directly attributable to Seller's Interests shall be allocated to such Seller's Interests, and costs and expenses directly attributable to the Assets shall be allocated to and debited against the Net Profits Account under the Production Payment Assignment.

                 12.7 Performance of Buyer. Seller shall be entitled to the remedy of specific performance of Buyer's obligations under this Agreement and the other documents contemplated hereunder in order to be assured of the benefits contemplated under this Agreement, the Production Payment Assignment, Option or Management Agreement. Should Buyer fail to perform any obligation under this Agreement, the Production Payment Assignment, Option or Management Agreement, which if unremedied would have a material adverse effect on Seller, then Seller may give written notice to Buyer of such failure to perform. If Seller gives such notice and Buyer does not remedy such failure within 60 days of receipt of such notice, in addition to the remedy of specific performance, Seller shall have the right to cause the attorney-in-fact of Buyer identified in the Limited Power of Attorney to execute an Assignment, Bill of Sale and Conveyance in a form substantially similar to that set forth in Exhibit V covering any or all of the Assets which are adversely affected by such failure. Seller and Buyer expressly waive any and all claims against the attorney-in-fact named in the Limited Power of Attorney and any right to enjoin such attorney-in-fact.

                 12.8 Overpayments. If at any time Buyer is determined to have paid Seller more than the amount then due with respect to any Credit Payment Amount, then as Buyer's exclusive remedy, Seller shall be obligated to return any such overpayment, limited to amounts actually paid to Seller by Buyer, after Buyer notifies Seller of the amount of such overpayment and provides Seller substantiation thereof. Alternatively, without limiting Buyer's recourse under the preceding sentence, Buyer may elect to offset the amount of any such overpayment against future Credit Payment Amounts.

         13.     Apportionment of Liabilities and Obligations.

                 13.1 Buyer. Upon Closing, Buyer shall assume and pay for all costs, expenses, liabilities and obligations accruing or relating to the owning, operating or maintaining of the Assets or the producing, transporting and marketing of hydrocarbons from the Assets, relating to periods on and after the Effective Date, including without limitation, environmental obligations and liabilities, off-site liabilities associated with the Assets, the obligation to plug and abandon all Wells and reclaim all Well sites and all obligations arising under agreements covering or relating to the Assets (collectively, the "Post-Effective Date Liabilities").

                 13.2 Seller. Upon Closing, Seller shall retain, assume and pay for all costs, expenses, liabilities and obligations accruing or relating to the owning, operating or maintaining of the Assets or the producing, transporting and marketing of hydrocarbons from the Assets, relating to periods before the Effective Date, including without limitation, environmental obligations and liabilities, the obligation to plug and abandon wells (to the extent relating to periods prior to the Effective Date), off site liabilities associated with the Assets, and all obligations arising under agreements covering or relating to the Assets (collectively, the "Pre-Effective Date Liabilities").

         14. Indemnification. For the purposes of this Agreement, "Losses" shall mean any actual loss, cost and expense (including reasonable fees and expenses of attorneys, technical experts and expert witnesses), liability, and damage (including those arising out of demands, suits, sanctions of every kind and character); provided, however, that in no event shall "Losses" be deemed to include consequential damages of a party to this Agreement.

                 14.1 Buyer's Indemnification of Seller. Subject to the terms of and the indemnification obligations contained in the Management Agreement, Buyer shall indemnify and hold harmless Seller, its officers, directors, shareholders, employees, representatives, agents, successors and assigns, forever, from and against all Losses and interest thereon which arise from or in connection with (i) the Post-Effective Date Liabilities, and (ii) Buyer's breach of its representations, warranties and covenants in this Agreement.

                 14.2 Seller's Indemnification of Buyer. Subject to the terms of and the indemnification obligations contained in the Management Agreement, Seller shall indemnify and hold harmless Buyer; its officers; directors; members; employees; representatives; agents; successors and assigns; and the employees, representatives, agents, successors and assigns of such members forever, from and against all Losses and interest thereon which arise from or in connection with (i) the Pre-Effective Date Liabilities, and (ii) Seller's breach of its representations, warranties and covenants in this Agreement regardless of Seller's knowledge if such representations or warranties are knowledge qualified, provided that the matters contemplated in this clause (ii) shall not apply to the representations set forth in Section
7.6 or matters with respect to which this Agreement expressly provides an exclusive remedy under Section 12.8. Buyer and Seller shall cooperate fully and consult in good faith with each other in the litigation of any matter identified in this Section 14.2.

         Notwithstanding any of the foregoing provisions of this Section 14.2, Buyer shall be entitled to payment for matters indemnified under this Section
14.2 only after a court of competent jurisdiction makes a final determination regarding the matter litigated; provided that such payment shall cover only Losses incurred by Buyer which have not been remedied by Seller under the escrow provisions of Section 8.3 above and/or the overpayment provisions of
Section 12.8 above.

                 14.3 Third Party Claims. If a claim by a third party is made against Seller or Buyer (an "Indemnified Party"), and if such party intends to seek indemnity with respect thereto under this Section 14, such Indemnified Party shall promptly notify Buyer or Seller, as the case may be (the "Indemnitor"), of such claim. The Indemnitor shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, however, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Indemnitor, at its cost and expense, (1) has undertaken the defense of, and assumed full responsibility for all Losses with respect to, such claim, and (2) is reasonably contesting such claim in good faith, by appropriate proceedings, the Indemnified Party shall not pay or settle any such claim. Notwithstanding compliance by the Indemnitor with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim. If, within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder, the Indemnitor does not notify the Indemnified Party that it elects, at Indemnitor's cost and expense, to undertake the defense thereof and assume full responsibility for all Losses with respect thereto, or gives such notice and thereafter fails to contest such claim in good faith, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

         15.     Miscellaneous.

                 15.1 Further Assurances. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be reasonably necessary or advisable to carry out the purposes and intents of this Agreement and any document, certificate or other instrument delivered pursuant hereto.

                 15.2 Expenses. Seller and Buyer each agree to pay one-half of the reasonable costs and expenses of Arthur Andersen LLP and Davis, Graham & Stubbs LLP incurred in connection with this transaction, subject to receipt of evidence and substantiation thereof. Such costs and expenses shall not include any costs or expenses associated with the Tax Opinion. Seller and Buyer shall pay their respective amount of taxes and fees, apportioned to each under Section 12.2.

                 15.3 Notices. All notices under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving party charged with notice (i) if personally delivered or telecopied, when received,
(ii) if mailed, three business days after mailing, certified mail, return receipt requested, or (iii) if sent by overnight courier, one day after sending. All notices shall be addressed as follows:

                 If to Seller:

                 HS Resources, Inc.
                 1999 Broadway, Suite 3600
                 Denver, Colorado  80202
                 Attn:  General Counsel
                 Telephone: (303) 296-3600
                 Fax:  (303) 296-3601

                 If to Buyer:

                 WestTide Investments, LLC
                 c/o FMR Corp.
                 82 Devonshire Street, R22C
                 Boston, Massachusetts  02109
                 Attention: Roger D. Tullberg
                 Telephone: (617) 563-4791
                 Fax:  (617) 476-6248

                 with a copy to:

                 Sullivan & Worcester
                 One Post Office Square
                 Boston, Massachusetts  02109
                 Attention: Christopher C. Curtis, Esq.
                 Telephone: (617) 338-2839
                 Fax:  (617) 338-2880

Any party may, by written notice so delivered to the other party, change the address or individual to which delivery shall thereafter be made.

                 15.4 Survival. The representations, warranties, covenants, agreements and indemnities included or provided in this Agreement shall survive the Closing. The doctrine of merger shall not cause any representation, warranty, covenant, agreement or indemnity under this Agreement to terminate as a result of Buyer and Seller entering into the Wellbore Assignment, Production Payment Assignment, Option or any other instrument contemplated hereunder.

                 15.5 Confidentiality. Buyer and Seller shall keep this Agreement confidential except to the extent each may be required to disclose the contents hereof by recording the Wellbore Assignment, Production Payment Assignment, Option, and Memorandum of Management Agreement and Power of Attorney in the real property records in the counties where the Assets are located or filing the official forms of conveyances covering the Assets with appropriate governmental authorities, the IRS or to the extent required in the operation of the Assets, pursuant to the Management Agreement, by law, regulation or order, in connection with obtaining third party consents and waivers of preferential purchase rights and other matters, or in connection with any public announcement issued in accordance with Section 15.6 hereof.

                 15.6 Announcements. Seller and Buyer shall consult with each other regarding all press releases and other public announcements issued at, prior to or following Closing concerning this Agreement or the transactions contemplated hereby and except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange. Neither Buyer nor Seller shall issue any such press release or other public announcement without the prior written consent of the other party, which consent will not be unreasonably withheld. In all such press releases and other public announcements, Seller shall refer to Buyer as being affiliated with a large east coast financial institution.

                 15.7 Assignment. Neither Buyer nor Seller may assign its rights or delegate its duties or obligations under the terms of this Agreement without the prior written consent of the other party, provided that either Buyer or Seller may assign its rights, but not its obligations under this Agreement, to any party (including any affiliated or nonaffiliated party) as long as such assignment does not relieve the assigning party of its obligations to the other party hereto, and provided further that Buyer may not cause or permit an assignment, transfer, sale, alienation or other disposition of all or any portion of the Assets which would result in the transferred Assets becoming "plan assets" under the Employee Retirement Income Security Act of 1974, as amended.

                 15.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and, subject to Section 15.7 hereof, their assigns.

                 15.9 Complete Agreement. When executed by the authorized representative of Seller and Buyer, this Agreement, the Exhibits hereto and the documents to be delivered pursuant hereto shall constitute the complete agreement between the parties. This Agreement may be amended only by a writing signed by both parties.

                 15.10 Knowledge. As used in this Agreement, the term "knowledge," "best knowledge" or any variations thereof shall mean the actual knowledge of any fact, circumstance or condition by the officers or employees at a manager or higher level of the party involved as such knowledge has been obtained in the performance of their duties in the ordinary course of business after making reasonable and appropriate inquiries.

                 15.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF COLORADO WITHOUT REFERENCE TO THE CONFLICT OF LAW PROVISIONS THEREOF.

                 15.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

         EXECUTED as of the date first above mentioned.

                                           BUYER:

                                           WESTTIDE INVESTMENTS, LLC
                                           By: Its Manager, Fontenelle, Inc.


                                           By:
                                              ----------------------------
                                              Gary L. Greenstein
                                              Vice President

                                           SELLER:

                                           HS RESOURCES, INC.



                                           By:
                                              ----------------------------
                                              George H. Solich
                                              Vice President Acquisitions &
                                                Divestitures

STATE OF COLORADO           )
   CITY AND                 ) ss.
COUNTY OF DENVER            )

         The foregoing instrument was acknowledged before me this 11th day of December, 1997, by George H. Solich, as Vice President Acquisitions & Divestitures of HS Resources, Inc., a Delaware corporation, on behalf of such corporation.

         Witness my hand and official seal.


                                  ----------------------------
                                  Notary Public

                                  My commission expires:
                                                         ------------
(SEAL)



STATE OF COLORADO          )
   CITY AND                ) ss.
COUNTY OF DENVER           )

         The foregoing instrument was acknowledged before me this 15th day of December, 1997 by Gary L. Greenstein, Vice President of Fontenelle, Inc., a Delaware corporation, Manager of WestTide Investments, LLC, a Delaware limited liability company on behalf of the company.

         Witness my hand and official seal.

                                  ----------------------------
                                  Notary Public

                                  My commission expires:
                                                          -----------
(SEAL)





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